EXHIBIT 16.1


                                      KLT
                            KYLE L. TINGLE, CPA, LLC
                          PERSONAL FINANCIAL PLANNING,
                        BUSINESS SERVICES & TAX PLANNING


December 3, 2008


Sierra Resource Group, Inc.
6767 W Tropicana Ave #207
Las Vegas, NV  89102


Gentlemen:

This letter is to be filed in connection with the Amended Current Report filed on Form 8-K/A (Amendment No. 1), which I have reviewed, concurrently filed with the Securities and Exchange Commission on December 3, 2008. This letter confirms my dismissal as auditor of Sierra Resource Group, Inc. (the "Company") (CIK Number 000-1076966), effective after the filing of the Form 10-KSB for the fiscal year ended December 31, 2006 and that I agree with the statements made in this Amended Current Report.

There were no accounting disagreements on the financial statements prepared by this firm and filed with the Securities and Exchange Commission.

I have returned to you all original records provided to me in previous engagements. My working paper files are the property of my firm. These will be maintained by me in accordance with my retention policy. I will consider any requests for copies of documents in out working paper files from you or any successor firm. However, providing such copies is at my discretion. Reasonable copying costs will be due and payable on a COD basis for any documents the successor auditor may require.

If you have any questions regarding this communication, please contact Kyle L. Tingle at (702) 450-2200.

Sincerely,



/s/ KYLE L. TINGLE, CPA, LLC
____________________________
    Kyle L. Tingle, CPA, LLC







        3145 E. Warm Springs Road * Suite 450 * Las Vegas, Nevada 89120
                  Phone: (702) 450-2200 * Fax: (702) 436-4218
                       E-MAIL: ktingle@kyletinglecpa.com